Exhibit 107

Calculation of Filing Fee Tables

S-4

CARRIER GLOBAL Corp

Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	3.625% NOTES DUE 2037	Other			$882,825,000.00	0.0001531	$135,160.51
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts:							$882,825,000.00		$135,160.51
Total Fees Previously Paid:									$0.00
Total Fee Offets:									$0.00
Net Fee Due:									$135,160.51

Offering Note

1	Note 1(a): Represents the aggregate principal amount of the notes to be offered in the exchange offer to which the registration statement relates.

Note 1(b): The U.S. dollar equivalent of EUR 750,000,000, which has been calculated using an exchange rate of $1.1771 per EUR 1.00, which was the Bloomberg Generic Composite Rate between the U.S. Dollar and the euro on July 23, 2025.

Note 1(c):Calculated in accordance with Rule 457(f) of the Securities Act of 1933, as amended.